Exhibit 99.9

Consent

In connection with the filing by AIR Holdings Ltd. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, including any and all amendments and supplements thereto and any prospectus and/or proxy statement contained therein, as a nominee or potential nominee for director of AIR Holdings Ltd. following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 27, 2026

/s/ Stuart Brazier
Name: Stuart Brazier